Exhibit 99.1

Spring Valley Acquisition Corp. IV Announces Pricing of

$200 Million Initial Public Offering

Dallas, TX, February 9, 2026 — Spring Valley Acquisition Corp. IV (the “Company”), a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit on February 9, 2026. The units are expected to be listed for trading on the Nasdaq Global Market under the ticker symbol “SVIVU” beginning February 10, 2026. Each unit consists of one Class A ordinary share and one-fourth of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the Nasdaq Global Market under the symbols “SVIV” and “SVIVW,” respectively. The offering is expected to close on February 11, 2026, subject to customary closing conditions.

While the Company may pursue an initial business combination opportunity in any business, industry or geographic location, it intends to capitalize on the ability of its management team to identify, acquire and operate a business or businesses that can benefit from its management team’s established global relationships, sector expertise and active management and operating experience. In particular, it currently intends to focus on opportunities that capitalize on the expertise and ability of the Company’s management team, particularly its executive officers, to identify, acquire and operate a business in the Power Infrastructure and Decarbonization sectors.

Cohen and Company Capital Markets, a division of Cohen & Company Securities, LLC, is acting as lead book-running manager, and Clear Street is acting as joint book-runner. The Company has granted the underwriters a 45-day option to purchase up to 3,000,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com.

A registration statement relating to the securities became effective on January 30, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Spring Valley Acquisition Corp. IV
www.sv-ac.com
Robert Kaplan
Investors@sv-ac.com